Exhibit 21.1

Subsidiaries of Offerpad Solutions Inc.

Name	Jurisdiction of Incorporation

Offerpad Holdings LLC	Delaware

OfferPad, LLC	Arizona

OfferPad (SPVBorrower), LLC	Delaware

OfferPad (SPVBorrower1), LLC	Delaware

OP SPE PHX1, LLC	Delaware

OP SPE TPA1, LLC	Delaware

OP SPE BORROWER PARENT, LLC	Delaware

OP SPE HOLDCO, LLC	Delaware

OfferPad Mortgage, LLC	Arizona

OfferPad Brokerage, LLC	Arizona

OfferPad Brokerage “FL,” LLC	Florida

OP Contracting AZ, LLC	Arizona

OP Contracting GA, LLC	Georgia

OP Contracting TX, LLC	Texas

OfferPad Brokerage CA, Inc.	California

Offerpad SPV Borrower G, LLC	Delaware

Offerpad SPE Borrower A Holdings, LLC	Delaware

Offerpad SPE Borrower A, LLC	Delaware

OP Gold Holdings, LLC	Delaware

OP Gold, LLC	Delaware

Offerpad Point LLC	Delaware